Exhibit A-1



FORM OF TRANSFEREE AGREEMENT


	THIS AGREEMENT (this "Agreement"), dated as of
[              ], between [Insert Name of Transferee]
(the "Transferee") and Loctite Corporation ("Loctite").
Capitalized terms used herein which are otherwise not defined herein shall have the respective meanings ascribed to them in the Rights Agreement, dated as of April 14, 1994, between Loctite and The First National
Bank of Boston (the "Rights Agreement").

WITNESSETH:

	WHEREAS, pursuant to the acquisition
agreement, dated as of [               ] (the
"Acquisition Agreement"), between [Insert Name of
Transferor] (the "Transferor") and the Transferee, the
Transferor has agreed to sell on [            ] (the
"Closing Date") to the Transferee [              ]
Common Shares pursuant to the terms and conditions thereof (the "Proposed Sale Transaction");

	WHEREAS, under the Rights Agreement, in order for the Transferee to be deemed to be a Permitted
Transferee, (i) the Transferee may not have been declared an Adverse Person, (ii) [in the case of a Transfer from the Krieble Family Group or a Permitted
Transferee to the Transferee, the Transferee may not beneficially own, after giving effect to the Proposed
Sale Transaction contemplated by the Acquisition
Agreement, any Common Shares other than the Common
Shares transferred by the Transferor to the Transferee in the Proposed Sale Transaction] [in the case of a Transfer from Henkel to the Transferee, the Transferee may not beneficially own, after giving effect to the Proposed Sale Transaction contemplated by the Acquisition Agreement, a percentage of the then outstanding Common Shares in excess of the lesser of
(1) the Henkel Percentage in effect immediately prior to the Proposed Sale Transaction and (2) the sum of 0.3% of the then outstanding Common Shares and the percentage of the then outstanding Common Shares to be transferred by Henkel to the Transferee in the Proposed
Sale Transaction] (iii) at least 30 days prior to consummation of the Proposed Sale Transaction, the Transferee is required to execute and deliver to Loctite this Agreement, which is substantially in the form of Exhibit A-1 attached to the Rights Agreement, and (iv) immediately prior to the consummation of the Proposed Sale Transaction, the Transferee is required to execute and deliver to Loctite an executive officer's certificate substantially in the form of Exhibit A-2 to the Rights Agreement; and

	WHEREAS, the Transferee desires that, after giving effect to the Proposed Sale Transaction contemplated by the

Acquisition Agreement, the
Transferee will be a Permitted Transferee under the Rights Agreement and in consideration thereof has entered into this Agreement.

	NOW, THEREFORE, in consideration of the
promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

	1.	Prohibited Actions.  (a)  So long as this
Agreement is in effect, (i) Loctite shall not adopt any shareholder rights plan or similar device that does not contain substantially the same terms and conditions as those set forth in the Rights Agreement (a
"Substantially Similar Rights Plan") and (ii) Loctite shall not amend, modify, waive, terminate or invalidate any provision of the Rights Agreement or any Substantially Similar Rights Plan or adopt, amend, modify, waive, terminate or invalidate any provision of its certificate of incorporation or by-laws in any way which would adversely affect the rights of the Transferee under the Rights Agreement or any Substantially Similar Rights Plan.

		(b)	So long as this Agreement is in
effect, the Transferee shall not, and shall cause each of its Affiliates and Associates and any duly and validly elected directors of Loctite (each a "Director") designated by, or which is a representative of, the Transferee or any of its Affiliates or Associates not to, directly or indirectly, seek to (i) amend, modify, waive, terminate or invalidate, or cause the amendment, modification, waiver, termination or invalidation of any provision of the Rights Agreement or any Substantially Similar Rights Plan in any manner
(including, without limitation, by proxy contest, shareholder consent, or otherwise) or (ii) redeem or exchange the Rights or any rights issued under any Substantially Similar Rights Plan, in either case, unless a majority of the Directors who are neither nominees or representatives of the Transferee or any Affiliate or Associate of the Transferee nor officers or employees of Loctite (each an "Outside Director") consent to such action in writing or at a duly called meeting of the Board of Directors of Loctite (the
"Board"); it being understood that the consent of the Outside Directors may only be obtained if there is at least one Director that is an Outside Director.

		(c)	Loctite acknowledges that nothing in
this Agreement shall be construed as prohibiting the Transferee, or its Affiliates or Associates, from making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined below), or becoming a "participant" in any "election contest" (as such terms are defined below), in each case, for the election or removal of any of the Directors; provided, however, that any Director designated by the Transferee, or any Affiliate or Associate of the Transferee, shall be subject to the restrictions contained in Section 1(b) hereof.

	2.	Permitted Transfers.  (a)  In connection
with any proposed Permitted Transfer by the Transferee, the Transferee shall deliver to Loctite no later than 30 days prior to the Transfer Date (as defined below)
(i) written notice of such proposed Permitted Transfer
(the "Transfer Notice") for such proposed Permitted
Transfer setting forth (A) the number of Common Shares proposed to be transferred, (B) the identity of the proposed transferee (the "Proposed Transferee"), including the Beneficial Owners thereof to the extent known or reasonably determinable by the Transferee, and
(C) the date on which the proposed Permitted Transfer is to be consummated (the "Transfer Date") and (ii) an agreement substantially in the form of Exhibit A-1 to the Rights Agreement, duly and validly executed on behalf of the Proposed Transferee (the "Transferee
Agreement").  Upon receipt by Loctite of the Transferee
Agreement duly executed and delivered by the Proposed
Transferee, Loctite shall duly execute and deliver the Transferee Agreement.

		(b)	As soon as practicable after receipt
of the Transfer Notice, the Directors who are neither nominees or representatives of the Transferor or any Affiliate or Associate of the Transferor nor officers or employees of Loctite (each an "Unaffiliated
Director") shall evaluate whether the Proposed
Transferee is an Adverse Person. The Transferee shall provide the Unaffiliated Directors with any information within its control requested by them to facilitate their evaluation, as soon as practicable after any request for information is made.

		(c)	Subject to Section 2(d) hereof, a
proposed Permitted Transfer may be consummated on the Transfer Date as set forth in the Transfer Notice and the Transferee Agreement related to such proposed
Permitted Transfer unless the Unaffiliated Directors shall have determined that the Proposed Transferee is an Adverse Person no later than five days prior to the Transfer Date for such proposed Permitted Transfer provided that the Transferee complies with its obligations in Sections 2(a) and (b) hereof.

		(d)	With respect to any proposed
Permitted Transfer, the Proposed Transferee shall be deemed to be an Adverse Person for purposes of the Rights Agreement, unless there is at least one Director that is an Unaffiliated Director during the period from and including the date Loctite receives a Transfer
Notice in respect of such proposed Permitted Transfer to and including the Transfer Date for such proposed
Permitted Transfer. Except as required by applicable law, Loctite covenants and agrees that it will not take any action to cause there to be fewer than one
Unaffiliated Director on the Board at any time.

		(e)	Notwithstanding anything in this
Agreement to the contrary, no transferee of any Common
Shares from the Transferee shall have any rights under this Agreement.

	3.	Representations and Warranties of
Transferee. The Transferee represents and warrants to Loctite that:

		(a)	it has the requisite power and
authority (corporate or otherwise) to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate each of the transactions contemplated hereby;

		(b)	the execution, delivery and
performance of this Agreement and the consummation of each of the transactions contemplated hereby have been duly authorized by its Board of Directors (or other relevant corporate body), and no other corporate proceedings on its part are necessary to authorize this Agreement or to consummate the transactions so contemplated;

		(c)	this Agreement has been duly
executed and delivered by it and constitutes a valid and binding obligation of it, enforceable against it in accordance with its respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and is subject to the general principles of equity;

		(d)	neither the execution, delivery and
performance of this Agreement nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will
(i) conflict with or result in any breach or violation of any provisions of its governing organizational documents, (ii) require on its part any filing with, notification to, or permit, authorization, consent or approval of, any governmental body or authority or any other entity (other than filings by the Transferee with the Securities and Exchange Commission under the Exchange Act) or (iii) constitute (with or without notice or lapse of time or both) a breach, violation or default, create a lien or other encumbrance or give rise to any right of renegotiation or termination, amendment, cancellation, acceleration or prepayment under (A) any material agreement or instrument to which it is a party or by which any of its material properties or assets may be bound or subject or (B) any order, writ, injunction, decree, statute, rule or regulation, governmental permit or license applicable to it or any of its material properties or assets;

		(e)	A true, and complete copy of the
Acquisition Agreement, without amendment or modification, is attached hereto as Exhibit A; and

		(f)	after giving effect to the Proposed
Sale Transaction pursuant to the Acquisition Agreement,
(i) the

Transferee, together with all Affiliates and Associates of the Transferee, will be the Beneficial
Owner of [insert number] Common Shares and (ii) [in the case of a Transfer from the Krieble Family Group or a Permitted Transferee to the Transferee, the Transferee, together with its Affiliates or Associates, will not beneficially own any Common Shares, other than the Common Shares transferred by the Transferor to the Transferee in the Proposed Sale Transaction] [in the case of a Transfer from Henkel to the Transferee, the Transferee, together with its Affiliates and Associates, will not beneficially own a percentage of the then outstanding Common Shares in excess of the lesser of (A) the Henkel Percentage in effect immediately prior to the Proposed Sale Transaction and
(B) the sum of 0.3% of the then outstanding Common
Shares and the percentage of the then outstanding
Common Shares to be transferred by Henkel to the Transferee in the Proposed Sale Transaction].

	4.	Proposed Sale Transaction.  The
Transferee shall provide the Unaffiliated Directors with any information requested by them to facilitate their evaluation of whether the Transferee is an Adverse Person, as soon as practicable after any request for information is made, and otherwise cooperate with the Unaffiliated Directors in connection with their evaluation of the Transferee.

	5.	Miscellaneous.

		5.1.	Entire Agreement.  This Agreement
embodies the entire agreement and all understandings between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

		5.2.
	Binding Effect; Benefits; Assignment;
Survival. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective legal representatives, successors and assigns. Neither this Agreement nor any of the rights hereunder may be assigned by (i) Loctite, without the prior written consent of the Transferee, or (ii) the Transferee, unless there is at least one Unaffiliated
Director and a majority of the Unaffiliated Directors consents to such assignment in writing or at a duly called meeting of the Board. Any attempted or purported assignment in violation of the previous sentence shall be void and of no effect. The representations and warranties set forth herein shall survive without limitation as to time.

		5.3.	Amendments and Waivers.  No
modification, amendment, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, shall in any event be effective unless (i) there is at least one Unaffiliated Director and (ii) the same shall be (a) in writing, (b) signed by each of the parties hereto and (c) approved by a majority of the Unaffiliated Directors, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

		5.4.	Governing Law.  This Agreement
shall be construed in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction, without giving effect to the choice of law provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any litigation arising out of, or relating to, this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts).
[The Transferee hereby irrevocably appoints CT
Corporation Systems (the "Process Agent"), with an office on the date hereof at 1209 Orange Street, Wilmington, Delaware 19801, United States, as its agent to receive, on its behalf, service of any process, summons, notice or other document -- applicable if the Transferee is a foreign entity.] The Transferee agrees that service of any process, summons, notice or document by U.S. registered mail [to its respective address set forth in Section 6.5 hereof] [to the Process Agent] shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

		5.5.	Notices.  All notices, requests,
demands, applications, services of process and other communications which are required to be or may be given under this Agreement shall be deemed to have been duly given if sent by telex, telecopy or facsimile transmission or delivered or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

		To Loctite:

			Loctite Corporation
			10 Columbus Boulevard
			Hartford, Connecticut  06103
			Attention:  General Counsel

		With copies to:

			Fried, Frank, Harris, Shriver
			  & Jacobson
			One New York Plaza
			New York, New York  10004
			Attention:  Arthur Fleischer, Jr.,
P.C.

		To Transferee:

			[                           ]
			[                           ]
			[                           ]
			Attention:  [               ]

		With copies to:

[                           ]
			[                           ]
			[                           ]
			Attention:  [               ];

or to such other address as any party shall furnish to the other by notice given in accordance with this
Section 5.5.  All such notices, requests, demands and
other communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if telecopied; and on the next business day, if timely delivered (with charges prepaid) to a recognized national air courier guaranteeing overnight delivery.

		5.6.	Further Assurances.  Each party
hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purpose of this Agreement and the consummation of the transactions contemplated hereby.

		5.7.	Specific Performance.  The parties
hereto hereby acknowledge that each party hereto would suffer irreparable injury and would not have an adequate remedy at law for money damages if the provisions of this Agreement were not performed in accordance with their terms. Each party hereto agrees that the other parties hereto shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which they are entitled, at law or in equity. Furthermore, if any action or proceeding shall be instituted to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that there is an adequate remedy at law, and agrees not to urge in any such action or proceeding the claim or defense that such remedy at law exists.

		5.8.	Termination.  This Agreement shall
terminate and be of no further force and effect on April 14, 2004, and upon the termination of this Agreement there shall be no liability on the part of any party to this Agreement with respect to any of the provisions hereof, with the sole exception that nothing contained in this Agreement shall in any way relieve any party hereto from liability for any breach of the provisions of this Agreement for the period prior to its termination.

		5.9.	Rights of Action.  (a)  Except as
set forth in this Section 5.9, nothing in this Agreement shall be construed to give any person or corporation (other than Loctite and the Transferee) any legal or equitable right, remedy or claim under this Agreement. The parties agree that, at any time that there are no Unaffiliated Directors, the rights of action in respect of this Agreement shall be vested in the respective holders of Common Shares; and any holder of Common Shares, without the consent of any other holder of Common Shares, may, on his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against any party to this Agreement to enforce, any provision of this Agreement. Without limiting the foregoing or any remedies available to the holders of Common Shares, it is specifically acknowledged that the holders of Common
Shares would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any party subject to, this Agreement.

		(b)	The Transferee hereby agrees that
in connection with any action by Loctite to enforce any provision of this Agreement against the Transferee, the Transferee will not take any action that would directly or indirectly prevent Loctite from making the necessary funds and personnel available to pursue such action.

		5.10.	Counterparts.  This Agreement may
be executed in one or more counterparts, each of which for all purposes shall be deemed an original and all of which shall constitute the same instrument.

		IN WITNESS WHEREOF, each of the
Transferee and Loctite has caused this Agreement to be duly executed on its behalf as of the date first above written.


					[NAME OF TRANSFEREE]



				By:
				    Name:
				    Title:


				LOCTITE CORPORATION



				By:
				    Name:
				    Title: